Exhibit 10.40

October 6, 2014

Mr. Steven Fasman
2 Griffen Drive
Larchmont, New York, 10538

Dear Steven:

Congratulations on your offer of employment! Catalent is the leading provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. We take great pride in hiring executives who have talent, drive and commitment, and we are extremely delighted to have you join our team.

Attached is important information about our organization, your individual position, benefits and rewards. I encourage you to thoroughly review all materials and contact me with questions.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.
Position: Your position is Senior Vice President and General Counsel reporting directly to me. As the Senior Vice President and General Counsel, you will also be a member of Catalent’s Executive Leadership Team and will be located at our Somerset, NJ office.

2.
Pay: Your base bi-weekly rate of pay will be $19,230.77 (annualized to $500,000.00). The official Catalent workweek starts on Monday and runs through Sunday. Catalent employees are paid every other Friday, one week in arrears according to the payroll schedule included in your packet.

3.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent.

4.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.
You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your target incentive for fiscal year 2015 (July 1, 2014 - June 30, 2015) will be 75% of your annual base salary. Annual bonus payments are determined based upon the achievement of specific financial and management objectives. This will be explained to you in more detail when you come on board, but I am glad to answer any questions you may have in the interim.

b.
You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation.

c.
You will be eligible to participate in Catalent’s Deferred Compensation Plan that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home.

d.
In recognition of your leadership position, you will be recommended to receive an annual Long-Term Incentive Plan (LTIP) Grant equal to 100% of your base salary. Since LTIP grants have equity components, your grant is subject to the approval of the Compensation Committee of Catalent’s Board of Directors. The Committee meets various times during each fiscal year. The complete terms and conditions of the Plan, including the equity components and related award agreements, which contain certain restrictive covenants, will be provided to you once the grant has been approved.

e.	The Total Direct Compensation which includes your base salary, annual Management Incentive Plan bonus at Target and annual Long Term Incentive grant at Target is $1.375m.

5.	Severance: A separate severance agreement letter will be provided to you to reflect a severance benefit equal to your annual base salary and MIP target bonus subject to the terms of the agreement.

6. Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). You will also be eligible to receive up to 26 days of PTO each year. For 2014, this will be prorated based upon your start date. PTO includes vacation, sick and personal days, all of which need to be used during the 2014 calendar year as we do not permit carry over, unless lawfully required.

7. Screening: The company paid drug screen must be completed within three business days of acceptance of this offer, with acceptable results.  A chain of custody form, required for your drug screen, will be sent to you via e-mail by our vendor with information on how to complete the drug screen.  The e-mail will also contain contact information for the nearest testing facility to your home address.  Be sure to bring a printed copy of the e-mail along with a government issued photo ID to the facility in order to process your drug screen.

8. Terms: Notwithstanding anything to the contrary herein, employment with Catalent is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

9.
Confidentiality: Catalent does not hire people for the purpose of acquiring their current or former employer’s trade secrets, intellectual property, or other confidential or proprietary information, and Catalent does not want access to any materials containing such information.  Consequently, any documents, computer discs, etc. containing any such information should be returned to your current or former employer, and in no case may such information be brought to, or used, at Catalent.

10.
Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and be prepared to sign a letter of compliance. You also represent that there is nothing that will prevent you from performing the role and duties commensurate of Senior Vice President and General Counsel with global responsibilities.

11.
Orientation: Orientation for new hires is conducted monthly at the Somerset facility. We will work out a mutually agreeable day and time for your orientation to receive information about the benefits program, as well as technology training. The Immigration Reform and Control Act of 1986 require employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. A sample copy of the I-9 form including a list of accepted documentation of proof of work authorization is attached in this offer packet for your review. You do not need to complete this form now, but will be asked to complete it on your first day of employment. Typical identification items include your driver’s license and social security card.

12.	Start Date: Your first day of employment will be October 14, 2014.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any predecessor entity) regarding your eligibility for rewards and benefits. As mentioned above, please scan and email a signed copy of this offer to Anna Murray at anna.murray@catalent.com. Please sign below your agreement to the terms of this letter. If you have any questions, please feel free to call me at 732-537-6401 or Lance Miyamoto at 732-537-6147.

We look forward to you joining the team!

Sincerely,

John Chiminski
President and Chief Executive Officer,
Catalent Pharma Solutions, Inc.

Enclosures

cc: Lance Miyamoto

I accept the above offer of employment:

__________________________________________________    __________________
Steven Fasman                            Date